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                                                                   Exhibit 10.19

                               FINANCING AGREEMENT

                                                         DATE: November 27, 1996

REPUBLIC ACCEPTANCE CORPORATION 2338
Central Avenue NE, Suite 200
Minneapolis, Minnesota 55418

      We, THE DELICIOUS FROOKIE COMPANY, INC., propose the following arrangement with you, REPUBLIC ACCEPTANCE CORPORATION, for borrowing from you based upon the loan value of our "accounts", "inventory" (as those terms are defined in the Uniform Commercial Code as adopted and in effect in the State of Illinois) and a certain right to payment, secured by a first priority security interest in accounts, inventory, equipment and other collateral, as granted to you by the Security Agreement between us of even date herewith (the "Security Agreement").

SECTION 1. (LOAN AGREEMENT).

      A. The Loans. At our request, you in your sole discretion may lend to us, from time to time, amounts up to a maximum amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in the aggregate consisting of separate loans comprised of advances from time to time of amounts equal to:

            (i) seventy-five percent (75%) of the net amount of accounts (other than accounts owing by WB Distributing Company) which are listed in current schedules provided by us and which are deemed eligible for advances by you in your sole judgment, or any greater or lesser percentage at your absolute discretion, provided that the percentage may be increased to up to eighty percent (80%) at your absolute discretion if subsequent audits and analysis by you confirm that the dilution rate of accounts has been reduced to five percent (5%) or less (collectively, the "Accounts Loan"), and further provided that eligible accounts shall not include (a) accounts which are over ninety (90) days past due, (b) all accounts if twenty-five percent (25%) or more of all accounts are ninety (90) days past due, (c) any and all accounts owing to employees or affiliates of us,
      (d) billed finance charges, (e) foreign accounts with prepaid inventory or other prepaid or deposit arrangements and (f) any other accounts deemed ineligible by you in your sole discretion;

            (ii) a one time advance equal to the lesser of (a) $375,000 and (b) fifty percent (50%) of the settled accounts receivable balance owing to us by WB Distributing Company as evidenced by that certain letter agreement dated August 27, 1996 (the "WB Letter Agreement") among us, WB Distributing Company and Jersey Snacks, a copy of which is attached hereto as Exhibit A, or any greater or lesser percentage at your absolute discretion (the "WB Settlement Advance"); and

            (iii) fifty percent (50%) of the net amount of accounts owing to us by WB Distributing Company invoiced after September 1, 1996 (the "WB Accounts") which are listed in current schedules provided by us and which are deemed eligible for advances by you in your sole judgment, or any greater or lesser percentage at your absolute discretion (collectively, the "WB Accounts Loans" and, together with the WB Settlement Advance, the "WB Loans"), provided that:

                  (a) any WB Account deemed eligible by you in your sole
            discretion shall be deemed eligible only for a period of forty-five
            (45) days after the date of the invoice relating to such WB Account, provided, however, that no more than three (3) times during the term of the Loans, such forty-five (45) day period shall be extended for an additional five (5) days (each such period hereinafter referred to as an "Eligibility Period") to allow WB Distributing Company to remit payment to us on such WB Account;

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                  (b) if any WB Account remains unpaid after the expiration of the applicable Eligibility Period, then at your sole discretion all WB Accounts shall be deemed ineligible and the WB Loans immediately shall be due and payable and, at your sole discretion, Individual Guarantor (as defined herein) shall remedy, and we shall cause Individual Guarantor to remedy, any overadvance which may result as a consequence thereof on or before the fifth (5th) day after receipt by Individual Guarantor of notice of such overadvance; and

                  (c) the outstanding aggregate amount of the WB Loans at any one time shall not exceed Six Hundred Fifty Thousand and No/100 Dollars ($650,000). Notwithstanding anything contained in this paragraph (iii) to the contrary,

            (iv) fifty percent (50%) of the net amount of inventory (determined on lower of cost or market basis) which constitutes raw materials or finished goods and is listed in current schedules provided by us and deemed eligible for advances by you (provided that we understand that no inventory which may constitute "perishable agricultural commodities". as defined at U.S.C. ss. 499a(b)(4) and the regulations promulgated thereunder, and all inventory, receivables and proceeds of such commodities shall be so eligible), or any greater or lesser percentage at your absolute discretion, but not in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) (collectively, the "Inventory Loan" and, together with the Accounts Loan and the WB Loans, the "Loans"), provided that until such time we shall have implemented a perpetual accounting system acceptable to you in your absolute discretion, you shall determine the eligibility of inventory for advances in your absolute discretion based on monthly physical inventory counts performed by us and acceptable to you, the cost of which shall be borne by us;

provided that amounts advanced under these Loans may be repaid and reborrowed within the above limits or other limits you may set in your sole discretion so long as you have not demanded payment of outstanding amounts. For purposes of the Inventory Loan, advances shall be determined only on inventory (i) located at public warehouses and other similar locations for which we have supporting documentation necessary to insure lien rights in favor of you and (ii) which does not constitute shipping supplies or obsolete items of inventory in your absolute discretion. Notwithstanding the foregoing, at no time shall all advances outstanding in the aggregate be less than One Million and No/100 Dollars ($1,000,000) on the average outstanding principal balance of the Loans during the trailing thirty (30) day period ending on the date of determination.

      B. Repayment. All borrowings pursuant hereto shall be due and payable on demand. With respect to the WB Settlement Advance, which shall be due and payable on demand, we shall make regularly scheduled monthly principal payments in amounts not less than (i) $6,500 during the months of September through and including February of each year the Loans are outstanding and (ii) $8,000 during the months of March through and including August of each year the Loans are outstanding (until the WB Settlement Advance has been repaid in full), or such greater amounts as received by us from WB Distributing Company and/or Jersey Snacks during any such months as payment or prepayment by WB Distributing Company or Jersey Snacks of their obligations under the WB Letter Agreement. Notwithstanding the foregoing, in the event any of the WB Accounts become ineligible in your sole discretion, the WB Settlement Advance shall be immediately due and payable.

      C. Reserves. You may establish reserves on each February 1 and August 1 after the date hereof in an amount equal to $18,000, increasing every subsequent month by an incremental amount equal to $18,000 until such reserves equal $90,000 (the "Interest Reserve"), or such greater or lesser amount in your sole discretion, to provide a fund for payment of semi-annual interest (the "Subordinated Interest Payments") due on each January 31 and July 31 after the date hereof to our subordinated noteholders listed on Schedule I attached hereto (the "Subordinated Note Holders"), and each such Interest Reserve either shall be (i) released upon our payment of the Subordinated Interest Payments to which such Interest Reserve relates or (ii) upon our failure to pay such Subordinated Interest Payments, at your option, used to make such Subordinated Interest Payments, in which case such amount shall be added to the


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outstanding principal balance of the Loans made pursuant hereto and the execution and delivery by us of this Agreement shall constitute a continuing authorization to make such Subordinated Interest Payments.

      D. Discretionary Nature. Nothing set forth in this Agreement, the Security Agreement or any other agreement between you and us shall in any way limit your discretion to make or not to make loans to us hereunder or your right to demand payment of our obligations to you under any of the Loans. Any and all terms and conditions you set must be fully met before you will advance any funds to us under any of the Loans and an advance of funds under one of the Loans will not obligate you to advance funds under any other of the Loans.

      E. Statement of Account. You may from time to time furnish to us a statement of our account. Any such statement shall be conclusive on us except in the case of manifest error, and then only if written objections thereto calling your attention to such errors are received by you within 30 days after the statement is mailed or delivered to us.

SECTION I. (CHARGES).

      A. Interest on Loans. We agree to pay interest on the net balance owed to you at the close of each day on all amounts outstanding under the Accounts Loan and the Inventory Loan at a rate per annum (computed on the basis of actual number of days elapsed and a year of 360 days) which is equal to the reference rate of interest publicly announced from time to time by First Bank National Association in Minneapolis, Minnesota (the "Reference Rate"), plus three and twenty-five one hundredths of one percent (3.25%); provided that in the event our net income for the year ended December 31, 1996 is equal to or greater than $1,000,000 based on our audited financial statements for such year delivered to you pursuant to Section VI hereof, said interest rate for year two and thereafter shall be equal to the Reference Rate plus two and seventy-five one hundredths of one percent (2.75%). All such interest on amounts outstanding under the Accounts Loan and the Inventory Loan shall be due and payable to you on the first business day of each month.

      B. Loan Fees. We agree to pay to you upon the closing of the Loans a fee in the amount of Thirty-Five Thousand and No/100 Dollars ($35,000.00 (the "Loan Fee.). You are authorized to withhold such fees from the amount of the initial advances we request from you.

      C. Termination Fees. We agree that if we give notice to you of the termination of this Agreement under Section X hereof on or before May 27, 1997, we will pay to you at the time of such termination a prepayment charge, as additional compensation for your costs of entering into this Agreement, in the amount of One Hundred Seventy Five Thousand and No/100 Dollars ($175,000,00); and if we give notice to you of the termination of this Agreement under Section X hereof at any time after May 27,1997 but prior to the second anniversary of the date of this Agreement, we will pay to you at the time of such termination a prepayment charge, as additional compensation for your costs of entering into this Agreement, in the amount of Fifty Two Thousand Five Hundred and No/100 Dollars ($52,500.00).

      Notwithstanding the foregoing, if the portion of the Loans so prepaid is refinanced by an affiliate of First Bank System following the first anniversary of the date of this Agreement no prepayment charge shall be due and payable as a result of such prepayment.

      D. Examination Fee. We further agree to pay you fees for examinations of our assets in an amount equal to $600.00 per day per examiner plus all of the out-of-pocket costs and reasonable expenses incurred by you or any other entity conducting any such examination at your direction. Such fees, costs and reasonable expenses will be due and payable to you upon our receipt of your invoice therefor.

      E. Minimum Charge. We further agree to pay you a minimum charge ("Minimum Charge") for the availability of the Loans. You will determine whether you have received interest in an amount at least equal to the Minimum Charge on a monthly basis and we will pay you within ten days of your notice to us of amounts due under


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this provision. The Minimum Charge shall be equal to the product of (i)
$1,000,000 multiplied by (ii) the product of the interest rate applicable to amounts outstanding under the Loans multiplied by 1/12.

      F. Wire Transfer Charge. We further agree to pay you a wire transfer charge of $15.00 per wire transfer of loan advances to our account.

SECTION II. (SECURITY)

      A. Security Interests. We agree to secure repayment of the Loans by granting to you (i) first priority perfected security interests in all of our accounts and other rights to payment (including, without limitation, the WB Letter Agreement, the WB Security Agreement defined below and the Brown Guaranty defined below), inventory, equipment, fixtures and general intangibles (each as defined under the Illinois Uniform Commercial Code) and our other assets under one or more security agreements acceptable to you and (ii) an assignment of (A) our first priority perfected security interests in the assets of WB Distributing Company and Jersey Snacks granted to us pursuant to that certain Security Agreement dated as of May 17, 1996 among WB Distributing Company, Jersey Snacks and us (the "WB Security Agreement"), (A) our interests under the WB Letter Agreement and (C) our interests under the personal guaranty of Mr. Warren Brown, the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of WB Distributing Company and Jersey Snacks, which guarantees WB Distributing Company's obligations under the WB Letter Agreement (the "Brown Guaranty"). We agree to deliver to you the originally executed WB Letter Agreement, the WB Security Agreement and the Brown Guaranty to perfect your security interest therein. We agree to execute any and all documents and instruments, including without limitation UCC financing statements, to grant, perfect or continue all such security interests and liens. We agree to obtain the personal guaranty of the Loans in your favor by Richard S. Worth, the Chief Executive Officer of Borrower (the "Individual Guarantor"), which guaranty shall be limited to $1,000,000 plus all costs and expenses paid or incurred by you in collecting on or enforcing such guaranty. Mr. Richard Worth further shall agree to execute an agreement, in form and substance satisfactory to you, pursuant to which Mr. Worth shall agree to repay any overadvance under the WB Accounts Loans due to any WB Accounts becoming ineligible, in whole or in part, in your sole discretion, which repayment shall be made within five (5) business days after receipt by Mr. Worth of notice of any such overadvance. Further, we agree that all Subordinated Note Holders, or such lesser amount as acceptable to you in your sole discretion, which constitute all shareholders and investors holding promissory notes or convertible notes, must agree to subordinate their rights to payment under indebtedness from us to your rights to payments under the Loans and that this agreement to subordinate must be evidenced by a document acceptable to you. We further agree to deliver to you a bailee waiver in form and substance satisfactory to you covering each public warehouse location at which we maintain inventory.

      B. Confirmation of Interests; Discretionary Nature. We understand that you must be able to confirm all security interests, liens, guaranties and further assurances described in the paragraph above before making any advance to us under any of the Loans, but that in addition to these requirements, each of the Loans is fully discretionary in any event and you may at any time and in your sole discretion refuse to advance any funds under any of the Loans and/or demand repayment of all outstanding amounts.

SECTION III. (LISTING ACCOUNTS AND INVENTORY)

      A. Accounts Listing. Prior to or concurrently with our initial borrowing hereunder, and monthly thereafter within ten (10) days after the end of each month, we shall furnish to you a list of all accounts owned by us, in form satisfactory to you, including a list of all accounts created or acquired by us since our last previous list.

      B. Inventory Listing. Prior to or concurrently with our initial borrowing hereunder, and monthly thereafter within twenty (20) days or, upon the earlier of (i) our implementation of a perpetual accounting system acceptable to you in your absolute discretion and (ii) the ninetieth day after the date hereof, within ten (10) days after the end of each month, we will furnish you with a list of our inventory, in form satisfactory to you, setting forth the value of such inventory at the lower of cost or market, together with written reports, certified as correct


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by one of our officers, showing all sales of merchandise, returns and allowances, collections, and all miscellaneous charges and credits affecting the collateral.

      C. Aging Reports. Prior to or concurrently with our initial borrowing hereunder, and monthly thereafter within ten (10) days after the end of each month thereafter, we shall furnish you with (i) an aging of all accounts owned by us and (ii) an aging of all of our accounts payable, all in form satisfactory to you.

      D. Accounts Representation. We warrant that, except as may be disclosed in the lists of accounts furnished to you: (i) each billing correctly states the subject matter and terms of sale; (ii) the merchandise conforms thereto and is in all respects acceptable to the customer; (iii) the date of billing is not prior to shipment; (iv) the account is not subject to any known dispute, defense, offset or counterclaim; (v) the account debtor is not a subsidiary or affiliated company; and (vi) that we have no known reason to believe the account will not be paid in the regular course of business. We will notify you promptly of any event, circumstance or communication with respect to any account that is inconsistent with the foregoing representations.

SECTION IV. (CUSTODY AND INSPECTION OF RECORDS; HANDLING OF COLLECTIONS)

      A. Custody of Records. All ledger sheets or cards, invoices, shipping records, correspondence and other writings relating to accounts shall be maintained in safe keeping on our premises without cost to you.

      B. Collection by You. We shall enter into a lockbox agreement with you, in form and substance acceptable to you in your sole discretion (the "Lockbox Agreement"). We shall direct our account debtors to make all payments on the company's accounts receivable to the lockbox (the "Lockbox") set up pursuant to the Lockbox Agreement, and shall fulfill all other requirements set forth in the Lockbox Agreement and any related documents or agreements. All payments or other amounts sent to the Lockbox shall each day be placed into an account with you in our name for such purposes (the "Collateral Account"). We shall notify you by 8:00 a.m. each business day of the amount of funds deposited into the Collateral Account and collected since the previous day's report, and shall transfer, or authorize you to transfer, at such time on each such day all such collected funds to be applied against amounts outstanding under this Financing Agreement (provided that for purposes of calculating interest all such amounts received by you will be credited to our account two (2) business days after receipt by you). In the event we fail to comply with this provision, you are hereby authorized and directed to determine the amount of collected funds so deposited in the Collateral Account and to apply, on a daily basis, all such funds against the amounts outstanding under this Financing Agreement. Further, if we receive any payments on accounts receivable or chattel paper directly, we immediately shall deliver all such payments to Bank in the form received (except for the our endorsement where necessary) to be applied against amounts outstanding under this Financing Agreement. Until so delivered to you, we shall hold all such payments in trust for you and as your property, and shall not commingle the same with any of our funds or property. You may remove from our premises copies of all books and records, correspondence, documents and files relating to accounts; and you may without cost or expense to you use such of our personnel, supplies, space and equipment at our place of business as you may desire for the handling of collections. We will pay any and all internal, office and out-of-pocket expenses and costs of collection (including reasonable attorney fees) incurred by you in your handling of or effort to enforce collections.

      C. Inspection. We will permit you or your representatives, at all reasonable times, to examine or inspect our assets, wherever located, and to examine, inspect and copy our books and records pertaining to our assets and our business and financial condition.

SECTION V. (REPORTS)

      In addition to the reports we have promised to provide under Section III of this Agreement, we will furnish you from time to time such information concerning our business, assets, liabilities and financial condition as you may reasonably request, including, without limitation the following:


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            1. As soon as available, but in any event within ninety (90) days of our fiscal year end, our audited financial statements including, without limitation, a balance sheet, income statement and sources of income certified by certified public accountants satisfactory to you to have been prepared in accordance with GAAP consistently applied;

            2. As soon as available, but in any event within twenty-five (25) days of the end of each month, financial statements (including at a minimum a balance sheet and profit and loss statement) dated as of the last business day of such month, certified by our Chief Financial Officer to have been prepared from our records on the basis of accounting principles consistently applied by us;

            3. As soon as available after December 31 of each year, but in any event not later than ninety (90) days thereafter, the personal financial statements of the Individual Guarantor in form and substance satisfactory to you and certified by such person as to accuracy;

            4. Within thirty (30) days of the filing thereof, a copy of the individual tax returns (federal and state) filed by the Individual Guarantor for the preceding year;

            5. Within five (5) business days after the due date, proof of payment or deposit, when due, of all withholding and F.I.C.A. taxes owing by us from time to time, by a payroll service satisfactory to you and whose services we shall at all times retain while we are indebted to you;

            6. Upon issuance, a copy of all public accountants' reports rendered to us while we are indebted to you;

            7. Within two (2) days after the last day of each week, a report of our accounts which we collected during such week; and

            8. Within three (3) days after the last day of each week and on any day we request an advance, a borrowing base certificate in form satisfactory to you.

SECTION VI. (WARRANTIES, REPRESENTATIONS AND COVENANTS)

      A. Representation and Warranties Regarding Us. We represent and warrant to you that:

            (i) We are validly organized and existing and in good standing as a corporation under the laws of the State of Delaware and have full power and authority to own our property and conduct our business as presently conducted and we are qualified to do business and are in good standing as a foreign corporation in each other jurisdiction where the nature of our business makes such qualification necessary. We have full power and authority to enter into and perform our obligations under this Agreement and all related documents and to obtain the loans and advances hereunder.

            (ii) Our execution, delivery and performance of this Agreement and all related documents (collectively, the "Loan Documents") have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other person or other entity (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of our Articles of Incorporation or Bylaws, any agreement binding on or applicable to us or any of our property, or any law or governmental regulation or court decree or order, binding upon or applicable to us or of any of our property and will not result in the creation or imposition of any lien or other encumbrance on any of our property pursuant to the provisions of any agreement binding on or applicable to us or any of our property except pursuant to the Loan Documents.


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            (iii) The Loan Documents to which we are a party are our legal, valid and binding obligations and are enforceable in accordance with their terms.

            (iv) The financial statements we have furnished to you have been and will be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and those statements present fairly our financial condition as of the dates thereof and for the periods covered by such statements. We are not aware of any contingent liabilities or obligations which would, upon becoming noncontingent liabilities or obligations, have a material adverse effect on our financial condition. Since the date of the most recent such statements, neither our condition (financial or otherwise), business nor properties have been materially, adversely affected in any way.

            (v) There is no action, suit or proceeding at law or equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to our knowledge, threatened, against us or any of our property, which, if determined adversely could have a material adverse effect on our financial condition or business; and we are not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

            (vi) We have good and marketable title to all of our assets, real and personal.

            (vii) The security interests created by the Security Agreement are attached and perfected first priority security interests in the property covered by the Security Agreement.

            (viii) Except as disclosed on our financial statements furnished to you, we are not a party to any contract of guaranty or suretyship and none of our assets is subject to any contract of that nature and we are not indebted to any other party, except you.

            (ix) We will not use any part of any loan or advance hereunder at any time to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. We are not engaged principally, or as one of our important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. We will not use any part of the proceeds of any loan or advance hereunder for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

            (x) We have filed all federal, state and other income tax returns which are required to be filed through the date of this Agreement and have paid all taxes as shown on said returns, and all taxes due or payable without returns and all assessments received to the extent such taxes and assessments have become due. All our tax liabilities are adequately provided for on our books, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for taxes in excess of those already paid. We have made all required withholding deposits.

            (xi) All factual information furnished by or on our behalf to you for purposes of or in connection with this Agreement or any transaction contemplated by this Agreement is, and all other such factual information furnished by or on our behalf to you in the future will be, true and accurate in every material respect on the date as of which such information is dated or certified. No such information contains any material misstatement of fact or omits any material fact or any fact necessary to prevent such information from being misleading.

            (xii) We are not a party to any agreement or instrument or subject to any restriction that materially, adversely affects our business, property or assets, operations or condition (financial or otherwise).


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            (xiii) We are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any: (1) agreement to which we arc a party, which default might have a material adverse effect on our business, properties or assets, operations, or condition (financial or otherwise); or (2) instrument evidencing any indebtedness or under any agreement relating to such indebtedness.

            (xiv) (1) No Reportable Event has occurred and is continuing with respect to any Plan; (2) the Pension Benefit Guaranty Corporation or any successor entity has not instituted proceedings to terminate any Plan; and
      (3) each of our Plans has been maintained and funded in all material respects in accordance with its terms and with the Employee Retirement Income Security Act of 1974, as amended and as may be further amended from time to time, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect ("ERISA"). All undefined capitalized terms used in this Section shall have the meanings ascribed to them in ERISA.

            (xv) We arc not insolvent (as such term defined in Section 101(29) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended) and will not be rendered insolvent (as such term is defined in Section 101(29) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42 as amended) by the execution of this Agreement or any other Loan Document, or-the consummation of the transactions contemplated thereby.

            (xvi) Listed on Schedule II attached hereto are all public warehouses and other locations at which any of our inventory is located.

            (xvii) We do not lease any parcels of real property at which inventory is maintained or stored.

      B. Additional Warranties. Representations and Covenants. We warrant and represent to, and covenant with, you that we shall not:

            (i) permit any levy, attachment or restraint to be made affecting any of our assets;

            (ii) permit any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any or all of our assets;

            (iii) without your prior written consent:

                  (1) sell, lease or otherwise dispose of or transfer any of our assets other than (i) sales of inventory in the ordinary course of our business and (ii) sales of assets (whether individually or in the aggregate) having a gross book value not exceeding $40,000;

                  (2) merge or consolidate with any other corporation;

                  (3) acquire any other corporation;

                  (4) enter into any transaction not in the usual course of our business;

                  (5) make any investment in the securities of any person,
            association, firm, entity or corporation other than securities of the United States of America;

                  (6) guarantee or otherwise become liable in any way with
            respect to the obligations of any person, association, firm, entity or corporation except by endorsement of instruments or items of


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            payment for deposit to our general account or which are transmitted or turned over to you on account of our obligations;

                  (7) other than dividends necessary to permit our shareholders to pay their income taxes which are directly attributable to our profits, pay or declare any dividends upon our capital stock;

                  (8) redeem, retire, purchase or otherwise acquire directly or indirectly any of our capital stock;

                  (9) make any change in our capital structure or in any of our business objectives, purposes and operations which might in any way materially adversely affect our ability to repay our obligation;

                  (10) make any distribution of our property or assets except as provided in subparagraph (1) above;

                  (11) incur any debts outside of the ordinary course of our business except renewals or extensions of existing debts and interest thereon;

                  (12) make any loan, advance, contribution or payment of money or goods to any subsidiary, affiliate or parent corporation or to any officer, director or stockholder (except compensation for services rendered), except that we may make loans to Individual Guarantor from time to time which shall not exceed $60,000 outstanding at any one time in the aggregate; or

                  (13) encumber, pledge, assign or permit to be created a lien or security interest in any property owned by us.

      C. Subordinated Indebtedness.

            (i) We hereby represent and warrant that set forth on Schedule I is a list of all Subordinated Note Holders and a description of all indebtedness owing by us to each Subordinated Note Holder, containing the outstanding principal amount due as of the date hereof under the subordinated promissory notes (the "Subordinated Promissory Notes") made by us to Subordinated Note Holders and all other material terms.

            (ii) We hereby acknowledge and agree that all payments due under the Subordinated Promissory Notes expressly is subordinated to the prior payment in full in cash of the Loans.

            (iii) Notwithstanding any provision of the Subordinated Promissory Notes, we agree that no payment of principal, interest, fees or any other amount due with respect to the Subordinated Promissory Notes shall be made until all of the Loans are paid in full in cash and your commitment to extend credit to us shall have expired; provided that as long as no event of default has occurred or will be created as result thereof (in each case determined in your sole discretion), we may make regularly scheduled semiannual interest payments to the Subordinated Note Holders pursuant to the terms of the Subordinated Promissory Notes.

            (iv) We agree that we shall not agree to any amendment, extension, renewal, supplement or other modification of any of the terms of the Subordinated Promissory Notes, including, without limitation, any amendment, extension, renewal, supplement or other modification the effect of which is to increase the principal amount of any Subordinated Promissory Note or rate of interest thereunder, to change the maturity date of any Subordinated Promissory Note or otherwise alter the payment terms of same, without your prior written consent, which consent may be given or withheld in your sole discretion.

            (v) We represent and warrant that no event of default has occurred or is continuing under any of the Subordinated Promissory Notes.

      D.Continuing Nature. All covenants, representations and warranties set forth in this Agreement and in any other Loan Document executed by us in connection herewith and all terms, conditions, provisions and agreements to be performed by us pursuant to this Agreement and such other agreements shall survive the execution and delivery of such agreements and the making or payment of any loans hereunder.

SECTION VII. (MISCELLANEOUS)

      A. Segregation of Collateral. We agree that you, from time to time, for your convenience, may segregate or apportion the property securing repayment of the Loans ("Collateral") for purposes of determining the amounts and maximum amounts of loans and advances which may be made hereunder. Nevertheless, your security interest in all such Collateral, and any other collateral rights, interests and properties which may now or hereafter be available to you, shall secure and may be applied to the payment of any and all loans, advances and other indebtedness secured by your security interest, in any order or manner of application and without regard to the method by which you determine to make loans hereunder.

      B. Power of Attorney. We hereby irrevocably make, constitute and appoint you, or any person whom you may designate, our proxy and true and lawful attorney with power to receive, open and dispose of all mail addressed to us, to endorse our name on any notes, acceptance, checks, drafts, money orders or other means of payment that may come into your possession as payment of or upon accounts or other collateral, to endorse our name on any invoice, freight or express bill or bill of lading relating to any collateral, to sign our name to drafts against account debtors, to assignments and verification of accounts and notices thereof to account debtors, and to documents of title covering any Collateral and to do all other things necessary or proper to carry out the intent of this Agreement. You shall provide us with notice within a reasonable time period of your exercising any power granted to you in this Paragraph B. We acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable until all of our obligations under this Agreement and the other Loan Documents are paid and performed in full.

      C. Confirmation of Accounts. At your request, we will deliver customers' monthly statements to you for examination and for mailing in our stamped addressed envelope. From time to time, you may verify directly with customers the amounts owing through the use of standard audit confirmation procedures, or at your request, we or our independent accountants will do so and deliver the results to you in any manner satisfactory to you.

      D. Participants' Rights. We agree that any bank participating with you in loans to us hereunder may exercise any and all rights of banker's lien or set-off with respect to such participation as fully as if such participant had lent directly to us the amount of such participation.

      E. Costs and Expenses. We agree to reimburse you for all reasonable attorney fees, filing fees and other out-of-pocket expenses (including, but not limited to, travel expenses) you may incur in connection with the negotiation and administration of this Agreement or any related agreements, preparation of documents relating thereto, perfecting any security interest or lien granted thereby, inspecting our books, records, premises, business and operations, or enforcing any of our obligations to you arising under and any of your rights and remedies under or in connection with this or any other agreement between us. If you elect, you may treat the amount of any such expense as a Loan to us and add the amount to the net balance owed to you hereunder.

      F. Binding Agreement. This Agreement shall bind and inure to the benefit of you and us and your and our respective successors and assigns. This Agreement, and all assignments of collateral, shall be construed pursuant to the laws of the State of Minnesota.

SECTION VIII. (DEMAND FEATURE AND REMEDIES)

      A. Loans Due on Demand; Additional Circumstances. The Loans are due and payable upon your demand whether or not we have complied with terms and conditions of this Agreement or the other Loan Documents. In addition, the Loans shall become immediately due and payable without demand, declaration, notice, presentment or protest of any kind (all of which we hereby waive) if, in addition to the occurrence of certain events described herein: (i) we or the Individual Guarantor become insolvent or generally fail to pay or admit in writing its inability to pay its debts as they become due; (ii) we or the Individual Guarantor shall apply for, consent to or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment for the benefit of its creditors; (iii) a trustee, receiver or other custodian shall otherwise be appointed for us or the Individual Guarantor; (iv) any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against us or the Individual Guarantor; (v) we or the Individual Guarantor takes any action to authorize, or in furtherance of, any of the foregoing, (vi) this Agreement is terminated in accordance with Section X, (vii) we breach any representation, warranty or covenant contained in paragraph C of Section VII or (viii) any default, either payment or otherwise, occurs under the WB Letter Agreement, the WB Security Agreement or the Brown Guaranty.

      B. Remedies. If all or any portion of any of the Loans is not paid when due, whether upon demand or otherwise, you may declare all of the Loans and all other of our obligations to you immediately due and payable without further notice and exercise any or all rights and remedies available to you at law or in equity for collection of the Loans and all such other obligations, and to realize upon all property serving as collateral for the repayment thereof.

SECTION IX. (TERMINATION)

      This Agreement shall continue in effect until terminated upon at least 30 days' prior written notice delivered by certified mail by either party to the other. Termination shall not impair or affect your rights and your obligations existing as of the time of termination.

SECTION X. (WAIVER OF JURY TRIAL; JURISDICTION)

      A. JURY WAIVER. BY OUR EXECUTION AND DELIVERY HEREOF, AND BY YOUR ACCEPTANCE HEREOF, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT OF A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, OR ARISING FROM ANY CREDIT RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      B. JURISDICTION. WE HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY MINNESOTA STATE OR FEDERAL COURT SITTING IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. WE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT WE MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. WE AGREE THAT A JUDGMENT, FINAL BY APPEAL OR EXPIRATION OF TIME TO APPEAL WITHOUT BEING TAKEN, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

      C. Interest Limitation. All agreements between us are hereby limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced or secured thereby or otherwise, shall the rate of interest charged or agreed to be charged to you for the use, forbearance, loaning or detention of such indebtedness (the "Stated Rate") exceed the maximum permissible interest rate under applicable law ("Maximum Rate"). If for any reason or in any circumstance whatsoever fulfillment of any provision of this Agreement and/or any document securing or executed in connection with this Agreement, or any other agreement between us, at any time shall require or permit the interest rate applied thereunder to exceed the Maximum Rate, then the interest rate shall automatically be reduced to the Maximum Rate, and if you should ever receive interest at a rate that would exceed the Maximum Rate, the amount of interest received which would be in excess of the amount receivable after applying the Maximum Rate to the balance of the outstanding obligation shall be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Rate, we shall, to the extent permitted by law, continue to pay interest at the Maximum Rate until such time as the total interest received by you is equal to the total interest which you would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate, in which event the provisions contained in this provision against shall apply. This provision shall control every other provision of any and all agreements between us.

                  [remainder of page intentionally left blank]

                                   THE DELICIOUS FROOKIE COMPANY, INC., a
                                   Delaware corporation


                                   By:    /s/ Richard Worth
                                         --------------------------------
                                   Name:  Richard Worth
                                         --------------------------------
                                   Its:   Chief Financial Officer
                                         --------------------------------


                                   ACCEPTED AND ACKNOWLEDGED THIS 27TH
                                   DAY OF NOVEMBER, 1996 BY:


                                   REPUBLIC ACCEPTANCE CORPORATION, a
                                   Minnesota corporation


                                   By:    /s/ Timothy A. Bellecourt
                                         --------------------------------
                                   Name:  Timothy A. Bellecourt
                                         --------------------------------
                                   Its:   Regional Manager
                                         --------------------------------

                                   EXHIBIT A

                              WB Letter Agreement
                              -------------------

                             Please see attached.

                         [DELICIOUS/FROOKIE LETTERHEAD]

Aug. 27, 1996

Mr. Warren Brown
W & B Distributors
219 Lafayette Drive
Syosset, N.Y. 11791

Dear Warren,

This will summarize the agreement between W & B Distributors and Delicious Frookie Co. regarding repayment of W & B's settled accounts receivable balance of $739,180.43 during the period September 1996 through August 1997. During this period W & B Distributors agree to the following payment schedule:

A.    An immediate payment of $39,533.78.

B. Individual monthly payments of $6,500 for the period September - February due on the last Thursday of each month.

C. Individual monthly payments of $8,000.00 for the period March - August due on the last Thursday of each month.

In addition, W & B agrees to make the best faith effort to obtain additional financing from either banks, finance companies or other outside sources to accelerate the payment of all past accounts receivables.

W & B also agrees that if they miss a monthly payment or allow current receivables to become past due, they will lose their thirty day terms and revert to COD.

Both parties agree to review this arrangement in May 1997 with the intention of negotiating a new payment arrangement for the future.

W & B Distributors agrees to add the Brown Group to all UCC Filings currently held by Delicious Frookie Co.

 The aforementioned items summarize all the conditions agreed to by all parties.

Warren, we appreciate your cooperation in getting to this stage and hope that we have a profitable future relationship.

/s/ Richard Worth                         Sept. 21, 1996
------------------------------            ------------------------
Richard Worth                             Dated

/s/ Warren Brown                          Sept. 17, 1996
------------------------------            ------------------------
Warren Brown                              Dated


cc:   Jeffry Weiner
      Bob Bambino

jmb:BW

                                   SCHEDULE I

              Loans: Advances to Officers, Directors and Affiliates

                      Advance to Richard Worth - $54,510.00

    Description of Subordinated Indebtedness, including Names of Subordinated

               Note Holders, Amounts Due and Other Material Terms

         Five year 9% Subordinated Convertible Promissory Notes totaling $2,110,000.00 paying interest semi-annually on January 20 and July 20 due on
                                 April 27, 1999

                  Subscriber                  Amount Invested
                  ----------                  ---------------
                  A-1 International Foods         $100,000.00
                  The Beanstalk Group               50,000.00
                  Warren M. Brown                  100,000.00
                  The C G Biscuit Company Inc.      50,000.00
                  Thomas J. Coyle                   16,666.66
                  Patrick J. Crowe                  10,000.00
                  Jeffery and Renee David           10,000.00
                  Harriet and Jerry Doff           100,000.00
                  Stanley and Suzanne Doff         100,000.00
                  Irving and Rose Fien             100,000.00
                  Joseph Galiazzo                   16,666.67
                  James and Vera Gell               50,000.00
                  Alison Greenhouse                 50,000.00
                  David Greenhouse                  50,000.00
                  Kristin Greenhouse                50,000.00
                  Scott Greenhouse                  50,000.00
                  Howard R. Harris                  25,000.00
                  James and Elizabeth Judd          17,000.00
                  Jerome and Leigh Judd             17,000.00
                  Thomas and Bridget Kosikowski     10,000.00
                  Kurt Melander                      5,000.00
                  Howard C. Miskin                  50,000.00
                  Alan L. O'Leary                   10,000.00
                  Brian R. O'Leary                  10,000.00
                  Robert and Marilyn O'Leary       270,000.00

              Provident Bank FBO                         40,000.00
                 Donald C. Schmitt, IRA
              Provident Bank FBO                         40,000.00
                 Joan C. Schmitt, IRA
              Lawrence A. Rabin, IRA                     30,000.00
              Lori N. Rabin, IRA                         20,000.00
              Beverly Rappaport                         100,000.00
              I. Paul Rappaport                         100,000.00
              Donald and Joan Schmitt                    50,000.00
              James and Diana Schmitt                    22,000.00
              Michael L. Schmitt                         17,000.00
              Michael L. Schmitt,                        20,000.00
                 Guardian for Eric Michael Schmitt
              Robert and Judy Schmitt                    77,000.00
              Ruth M. Schmitt                            60,000.00
              Michael and Myrna Shanker                  50,000.00
              Robert W. Anderson, President              50,000.00
                 Thompson Biscuit Company, Inc.
              Richard and Randye Worth                  100,000.00
              Robert Zimmerman                           16,666.67
                                                         ---------
                                                     $2,110,000.00
                                                     =============

                                   SCHEDULE II

Inventory Locations
-------------------

Mrs. Alison's Bakery
c/o Todd Tobiasz
1718 Burns Avenue
St. Louis, MO 63132

Mrs. Alison's
Leased Facility
11068 Fair Growe Industrial Blvd.
Maryland Heights, MO 63043

GATX, Inc.
c/o Debbie Davis
9043 Frost Avenue
St. Louis, MO 63134

Homebaked
1084 S. Rogers Circle
Boca Raton, FL 33487

Hall Street Cold Storage Warehouses Inc.
c/o Frank Valentin
12-38 Hall Street
Brooklyn, NY 11205

Taurus Packaging & Display Corp.
c/o Tom Patroni
1111 Union Avenue
Cherry Hill, NJ 08002